Exhibit 3.1.4
CERTIFICATE OP IMOORPOPATION OP Far East Development Ltd. FIRST. The name of the corporation is Far East Development Ltd* SECOND. The address of the corporation’s registered office in the State of Delaware Is No. 100 West Tenth Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company. THIRD. The purpose of the corporation is to ngage in any lawful act or activity for which corporations luay be organized under the General Corporation Law of Delaware. FOURTH. The total number of shares which the corporation shall have authority to issue is 1,000 shares of Common Stock, and the par value of each of such shares of *1.00 per share. FIFTH. The name and mcillng address of the incorjsorator is Walter ~. Gilges, 3^3 State Street, Rochester, New York 11650. SIXTH. The board of directors of the corporation is expressly authorized to make, alter or repeal by-laws of the corporation.

SEVENTH. Elections of directors need not be by written ballot’except and to the extent provided in the by-laws of the corporation. TEE UNDERSIGNED incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed and that the facts stated therein are true. S«pt«nb«r 18, 1980. VJ Jka^- F. ___Walter P. Qilges